SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                    ----------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT



                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

                         Date of Report - July 26, 2005
                        (Date of earliest event reported)

                          METROLOGIC INSTRUMENTS, INC.
             (Exact name of Registrant as specified in its charter)



               New Jersey                0-24172             22-1866172
        (State of incorporation) (Commission file number) (IRS employer identification number)

                  90 Coles Road, Blackwood, New Jersey, 08012
               (Address of principal executive offices, zip code)

                            Area Code (856) 228-8100
                               (Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

__ Written communications pursuant to Rule 425 under the Securities Act (17 CFR
   230.425)
__ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
   (17 CFR 240.14a-12)
__ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
   Act (17 CFR 240.14d-2(b))
__ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
   Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operation and Financial Condition


     Metrologic Instruments, Inc. (the "Company") is furnishing herewith as
Exhibit 99.1 its Press Release dated July 26, 2005 announcing the Company's earnings for the second quarter ended June 30, 2005.



Item 9.01 Financial Statements and Exhibits.

          (c)      Exhibits

          99.1     Metrologic Instruments, Inc. press release dated
                   July 26, 2005 announcing the Company's earnings for the second quarter ended June 30, 2005





                                   SIGNATURES

                  Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  July 26, 2005                        Metrologic Instruments, Inc.


                                             By:      /s/ Kevin J. Bratton
                                                      Kevin J. Bratton
                                                      Chief Financial Officer

                          METROLOGIC INSTRUMENTS, INC.
                           CURRENT REPORT ON FORM 8-K

                                 EXHIBIT INDEX

Exhibit
No.                                                                     Page


99.1           Metrologic Instruments, Inc. press release dated           4
               July 26, 2005 announcing the Company's earnings for the second quarter ended June 30, 2005.

EXHIBIT 99.1


Corporate Headquarters
Metrologic Instruments, Inc.
90 Coles Road
Blackwood, NJ 08012-4638                          [COMPANY LOGO]
Tel   856.228.8100
Fax   856.228-0653 (finance/legal)
www.metrologic.com

         Metrologic Announces Financial Results for Second Quarter 2005

                           Confirms Guidance for 2005

                Teleconference 8:30 a.m. Wednesday, July 27, 2005

Blackwood, New Jersey - July 26, 2005 -- Metrologic Instruments, Inc. (NASDAQ-NMS:MTLG) today announced financial results for the quarter and six months ended June 30, 2005.

        o Sales for the quarter ended June 30, 2005 increased by 18.6% to $48.6 million as compared with sales of $41.0 million for the same period last year.
        o Gross Margin for the second quarter was 44.4% versus 44.5% in the second quarter 2004.
        o Net Income for the second quarter increased by 11.3% to $4.7 million, or $0.20 earnings per diluted share, compared with net income of $4.2 million, or $0.18 earnings per diluted share, for the same period last year.
        o The Company's Data Capture and Collection segment continued to gain market share as revenues in this segment rose 22.0% from a year ago.

Gross Margin was impacted by downward pressure from the increased contribution of the growing Optical Systems business as well as the overall shift in business mix due to the continued penetration of Tier 1 accounts in the Company's Data Capture and Collection business. During the second quarter of 2005, this was offset by favorable product mix in the Data Capture and Collection business but the Company expects that this pressure on margins will continue and that further shifts in the product mix may occur again in the coming quarters. Selling, general and administrative (SG&A) expenses were up 33.4% over the comparable period in 2004 primarily due to salaries and wages related to increased headcount; legal expense due to ongoing litigation; and costs associated with the reduction in force that occurred in June. The Company has addressed the increased SG&A expense as part of the overall cost reduction effort announced on June 16, 2005 when we also issued revised guidance for the remainder of 2005.

Metrologic's Chief Executive Officer and President, Benny Noens, stated, "Our results for the second quarter of 2005 are in line with historical performance and our revised outlook for the year. Despite challenging industry conditions, we achieved 22.0% revenue growth in our Data Capture and Collection segment and 18.6% overall revenue growth as compared to last year. We continue to see challenging economic conditions around the world, particularly in Europe; however, business is still being won, just at a slower pace than we had originally anticipated. We are comfortable that the revised targets we have set for ourselves remain achievable, particularly as it relates to our second half performance expectations."

Significant Progress Achieved Along Numerous Strategic Initiatives
During the quarter the Company achieved several significant milestones that have been identified as key strategic initiatives in establishing new platforms for sustaining growth.

        o In the Tier 1 market, the Company won a major implementation, consisting of over 10,000 VoyagerCG(R) handheld scanners, with one of Europe's largest retailers.
        o The Company successfully penetrated the `In-Counter' bi-optic scanner market with a significant Stratos(R) implementation of 2,000 units with Tesco Stores Ltd.
        o Received an initial order from a North American Tier 1 retailer for the roll-out of the VoyagerBT(R) model to all stores in one of their major lines of business.
        o Over 20,000 Focus(TM) hand-held area imagers ordered by a leading North American retailer. Shipments are expected to be completed in the third quarter.
        o The Industrial Automation/Optical Systems segment continued to perform on its strategic plan led by the Optical Systems business with a 13.8% increase in revenue over the second quarter of 2004. Overall segment results were tempered by weakness in our Industrial Automation business.

Mr. Noens continued, "We believe our success in penetrating the Tier 1 market and effecting a major Stratos(R) implementation are significant milestones in our long-term strategy. We are building on our successful formula and continue to execute on our plan. This quarter we opened new Asia/Pacific offices in Taiwan and Korea. We have expanded and improved our product portfolio with our new 5-sided bi-optic scanner for the EMEA and Asia/Pacific markets, the StratosS(R). The newly formed Americas Data Capture and Collection sales organization, who delivered revenue growth in excess of 25%, contributed substantially to the 19.2% revenue growth in The Americas sales region as compared to the second quarter of 2004. This validates our decision to separate the Organization from our Corporate Headquarters and provides them with autonomy to focus on growing the business."

First Half 2005 Results
Sales for the six months ended June 30, 2005 increased 18.3% to $95.5 million, compared with $80.7 million for the same period in 2004. Net Income for the six months ended June 30, 2005 decreased 7.9% to $8.6 million, or $0.37 per diluted share, compared with $9.3 million, or $0.40 per diluted share, for the first six months of 2004.

2005 Full Year Outlook Confirmed
Metrologic revised its financial forecast for the full year of 2005 in its press release dated June 16, 2005. That outlook is confirmed and restated in this release. Net sales are expected within a range of approximately $195.0 million to $205.0 million. Net income is expected to be in the range of $18.5 million to $19.7 million, or $0.80 to $0.85 earnings per diluted share. The earnings estimate for 2005 assumes that the value of the euro averages for the year at $1.20 to $1.25 U.S. dollars to the euro and the tax rate to be approximately 36%. The Company expects gross margins to remain in the range of 43% to 45% for the full year 2005.

Conference Call Information
The Company will host a conference call for investors on Wednesday, July 27, 2005 at 8:30 AM ET. The dial in numbers for the teleconference are: (800) 946-0719 (Domestic/Canada) or (719) 457-2645 (International). Those interested in participating in the conference call should dial in at least 10 minutes prior to commencement of the call. The audio for the conference call will also be available as an audio web cast that can be accessed through the Metrologic web site at www.metrologic.com by clicking on the banner at the bottom of our home page and following the instructions. Also available through our web site will be a graphical presentation that will be referred to throughout the conference call. The graphical presentation will be available for download and printing 30 minutes before the start of the conference call.

About Metrologic
Metrologic Instruments, Inc. ("Metrologic" or the "Company") designs, manufactures and markets bar code scanning and high-speed automated data capture systems solutions using laser, holographic and vision-based technologies. Metrologic offers expertise in 1D and 2D bar code reading, portable data collection, optical character recognition, image lift, and parcel dimensioning and singulation detection for customers in retail, commercial, manufacturing, transportation and logistics, and postal and parcel delivery industries. In addition to its extensive line of bar code scanning and vision system equipment, the Company also provides a variety of highly sophisticated optical systems used by the commercial, government, and scientific communities. Metrologic products are sold in more than 110 countries worldwide through Metrologic's sales, service and distribution offices located in The Americas, EMEA and Asia/Pacific. For more information please call 1-856-228-8100 or visit www.metrologic.com.

Forward Looking Statements
Forward-looking statements contained in this release are highly dependent upon a variety of important factors which could cause actual results to differ materially from those reflected in such forward looking statements. Specifically, the factors that could cause actual results to differ from expectations include: the timing, introduction and market acceptance of Metrologic's new products; foreign currency fluctuations with the US dollar; pricing pressures; competitive factors; sales cycles of Metrologic's products; Metrologic's ability to control manufacturing and operating costs which affect future profitability; technological changes in the data capture industry, including the adoption of vision-based technologies and RFID; availability of patent protection for Metrologic's vision-based technologies, and other products; the resolution of litigation; general economic conditions; and the potential impact of terrorism, international hostilities and natural disasters. When used in this release and documents referenced, the words "believes", "expects", "may", "should", "seeks", or "anticipates", and similar expressions as they relate to Metrologic or its management are intended to identify such forward-looking statements. For additional factors, please see Metrologic's reports filed with the Securities and Exchange Commission.

For more information contact:
Ann Anthony, Investor Relations
856.228.8100
Email:  a.anthony@metrologic.com

                          Metrologic Instruments, Inc.
                 Condensed Consolidated Statements of Operations
                  (amounts in thousands, except per share data)

                                       Three Months Ended     Six Months Ended
                                            June 30,              June 30,
                                        2005       2004       2005       2004
                                        ----       ----       ----       ----
                                                     (Unaudited)

Sales                               $  48,604  $  40,990  $  95,455  $  80,690
Cost of sales                          27,044     22,749     53,777     42,798
                                    --------------------  --------------------
Gross profit                           21,560     18,241     41,678     37,892
Selling, general and administrative
  expenses                             12,139      9,099     23,534     18,473
Research and development expenses       2,218      2,124      4,170      3,847
                                    --------------------  --------------------
Operating income                        7,203      7,018     13,974     15,572
Net interest income                       112         24        134         35
Other expense                             (45)      (299)      (742)      (625)
                                    --------------------   -------------------

Income before income tax expense        7,270      6,743     13,366     14,982
Income tax expense                      2,617      2,562      4,812      5,693
                                    --------------------   -------------------
Net income                          $   4,653   $  4,181   $  8,554  $   9,289
                                    ====================   ===================

Earnings per share:
   Basic                            $    0.21   $   0.19   $   0.39  $    0.44
   Diluted                          $    0.20   $   0.18   $   0.37  $    0.40
Weighted average number of common
  shares outstanding
   Basic                               22,136     21,504     22,022     21,327
   Diluted                             23,076     22,954     23,100     22,961




                          Metrologic Instruments, Inc.
                      Condensed Consolidated Balance Sheets
                           (all amounts in thousands)

                                         June 30,       December 31,
                                           2005              2004
                                           ----              ----
                                        (Unaudited)
 Cash and cash equivalents               $ 73,257          $ 64,715
 Accounts receivable, net                  38,125            35,153
 Inventories, net                          21,869            23,865
 Other current assets                       4,248             4,369
                                        ---------          --------
   Total Current Assets                   137,499           128,102
 Property, plant and equipment, net        19,685            19,468
 Goodwill and other intangibles, net       42,190            43,462
 Other assets                               1,553             1,495
                                         --------          --------
   Total assets                          $200,927          $192,527
                                         ========          ========

 Accounts payable and accrued expenses   $ 26,385          $ 27,012
 Current portion of debt                   19,992            16,265
 Deferred contract revenue                    566             1,507
                                         --------         ---------
   Total current liabilities               46,943            44,784
Debt                                           18             2,015
Other liabilities                           7,345             7,712
 Total shareholders' equity               146,621           138,016
                                         --------          --------
 Total liabilities and shareholders'
   equity                                $200,927          $192,527
                                         ========          ========

                             Supplemental Sales Data


                                                 Three Months Ended
                                                      June 30,
                                                                %        %
                                         2005        2004     total    growth
                                         ----        ----     -----    ------
By Geography(1)

     The Americas                     $ 23,149    $ 19,424    47.6%    19.2%
     EMEA                               19,387      16,385    39.9%    18.3%
     Asia/Pacific                        6,068       5,181    12.5%    17.1%
                                      ----------------------------
                                      $ 48,604    $ 40,990     100%    18.6%
By Business Segment(2)
Data Capture and Collection           $ 39,128    $ 32,084    80.5%    22.0%
Industrial Automation/Optical Systems
     Industrial Automation               3,461       3,620     7.1%    -4.4%
     Optical Systems                     6,015       5,286    12.4%    13.8%
                                      -----------------------------
                                      $ 48,604    $ 40,990   100.0%    18.6%


                                                 Six Months Ended
                                                     June 30,
                                                                %        %
                                         2005        2004     total    growth
                                         ----        ----     -----    ------
By Geography(1)

     The Americas                     $ 45,766    $ 38,724    47.9%    18.2%
     EMEA                               38,253      33,345    40.1%    14.7%
     Asia/Pacific                       11,436       8,621    12.0%    32.7%
                                      ----------------------------
                                      $ 95,455    $ 80,690     100%    18.3%
By Business Segment(2)
Data Capture and Collection           $ 75,656    $ 63,189    79.3%    19.7%
Industrial Automation/Optical Systems
     Industrial Automation               8,015       8,829     8.4%    -9.2%
     Optical Systems                    11,784       8,672    12.3%    35.9%
                                      -----------------------------
                                      $ 95,455    $ 80,690   100.0%    18.3%


(1) The Company has changed its geographic categories from North America, previously comprised of POS/OEM and AOA, EMEA, Asia/ROW and South America, to The Americas, EMEA and Asia/Pacific which is more consistent with how the Company looks at its business.

(2) As previously noted in our Annual Report on Form 10-K filed with the SEC on March 15, 2005, the Company has changed its business segment titles from "POS/OEM" to "Data Capture and Collection", and from "Industrial/Optical Systems" to "Industrial Automation/Optical Systems".